Exhibit 99.1

News Release
Corporate Headquarters P.O. Box 269 San Antonio, TX 78291-0269 Phone: (210) 829-9000 Fax: (210) 829-9403 www.harte-hanks.com

FOR IMMEDIATE RELEASE April 1, 2010	Media & Financial Contact: Doug Shepard (210) 829-9120 doug_shepard@harte-hanks.com

HARTE-HANKS NAMES ROBERT L. R. MUNDEN

AS SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) announced today that Robert L. R. Munden has joined the company and will serve as Senior Vice President, General Counsel and Secretary.

Robert was most recently Vice President & Corporate Counsel of Safeguard Scientifics, Inc. (NYSE: SFE) a life sciences and technology holding company. He also served as Corporate Counsel of Taylor Nelson Sofres, now a division of WPP PLC and as Vice President, General Counsel and Secretary of Naviant, Inc.

Larry Franklin, Chairman, President and Chief Executive Officer, said “Robert has significant and relevant experiences in businesses similar to ours in the areas of corporate development, operations and governance. We look forward to the insights and contributions he will bring to our Company.”

Robert earned his B.S., International Relations from The United States Military Academy, West Point, New York, and his J.D. from The University of Texas School of Law, Austin, Texas.

About Harte-Hanks

Harte-Hanks® is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value through solutions and services organized around five groupings of integrated activities: Information (data collection/management) — Opportunity (data access/utilization) — Insight (data analysis/interpretation) — Engagement (program and campaign creation and development) — Interaction (program execution). Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 950 separate editions with approximately 11.5 million circulation each week in California and Florida. Harte-Hanks Shoppers brings buyers and sellers together at a local level, helping businesses and individuals get results from targeted, local advertisements, both through Shoppers’ printed publications and online through the PennySaverUSA.com™ and TheFlyer.com™ websites. Visit the Harte-Hanks Web site at http://www.harte-hanks.com.

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For more information, contact: Executive Vice President and Chief Financial Officer Doug Shepard at (210) 829-9120 or e-mail at doug_shepard@harte-hanks.com.